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                                                                    Exhibit 99.1

                     New York City Investor Day Conference

                                 March 12, 2002

         Summary of Remarks by Michael J. Nolan, Chief Financial Officer

                      See forward-looking disclaimer at end

         Since 1998 our revenue has grown at a compounded annual rate of 33% and during that same time period we have averaged 15.7% same store rental revenue growth. Our gross margins have ranged from 35% to 37% over the last four years, and our operating margin has averaged 17.6%. We generated $919 million of EBITDA last year. Our EBITDA margins have averaged 33%. Our EPS has grown at a rate of 16% over the last four years. EPS was $1.89 in 2000 and $1.56 in 2001. Last year we generated $346 million of free cash flow from operations and repaid about $247 million of debt, even after $497 million of capital expenditures.

         In projecting results for 2002, our underlying assumption is that the economic recovery picks up during the second half of the year. We expect 2002 to be essentially flat for both revenue and EPS. We expect that rental revenue will grow on a same store basis of about 2%, that we will sell around $175 million of used equipment and that other revenue will decline about 9%, due to lower new equipment sales. This should give us about $2.9 billion of revenue for 2002. From an earnings perspective, EPS should be basically flat at $1.95 per share, with all of the increase attributable to the 40 to 45 cents a share impact from the change in accounting for goodwill amortization. We estimate that the adoption of FAS 142 will give us a pre-tax charge of about $350 million.

         Here is how we project results by quarter in 2002. We expect a year-over-year pricing decline of 3.2% in the current quarter, which is somewhat exaggerated by last years first quarter's strong comps, and we expect 2.5% negative same store growth and 50% dollar utilization. In the second quarter we project 1.3% year-over-year pricing declines, no same store growth and 62% dollar utilization. We feel the third quarter of this year is when we should begin to see a positive turn in the business -- we expect 1.1% year-over-year pricing declines, 4.4% same store growth and 65% dollar utilization. For the fourth quarter we expect flat year-over-year pricing, 5.5% same store growth and 57% dollar utilization. For the full year, we expect 1.3% year-over-year pricing declines, 2% same store growth and 59% dollar utilization.

         In projecting results for 2003, we assume that the economic recovery picks up during the second half of 2002 and continues throughout 2003. We expect to see a return to positive pricing, but have conservatively projected a utilization rate of 61%. We see total revenue for the year growing 15 1/2% and earnings going to $2.80 per share. Rental revenue is expected to grow on a same store basis by 10%, with one point each coming from pricing and time utilization and 8 points from unit growth. With our significant operating leverage, which I will discuss later, 32% of the incremental revenue should drop to the pre-tax line and would add about 40 cents a share in earnings. We plan to return to normalized levels of used equipment sales next year and therefore should

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generate about $350 million in sales. The incremental $175 million of revenue should add about 35 cents in earnings, assuming an overall gross margin on these sales of 37%. Other revenue is expected to increase about 10%, which should add about 5 cents a share and reduced debt levels should add another 5 cents through lower interest costs. So, for 2003 we expect $3.35 billion of revenue, $697 million of operating income, $1.12 billion of EBITDA and EPS of $2.80.

         Our business has significant operating leverage because 75% of cost of rentals is either fixed or semi-variable. For example, if we had a 10% increase in rental revenue, we would expect our variable costs to increase by a like amount, but would expect our semi-variable costs, which is primarily labor, to increase by only 5% and our fixed costs to remain the same. This should result in flow-through to the bottom line of 67 cents of every dollar of incremental revenue. Said another way, with a 10% increase in rental revenue, we would expect an 18% increase in gross profit.

         In 2002 year we expect to generate about $350 million of free cash flow from operations, after spending about $365 to $395 million in rental capex and $40 million of non-rental cap ex. In 2003, even after spending about $850 to $875 million on purchases for the rental fleet, we expect to generate about $90 million of free cash flow from operations. The business is now self-financing to support same store rental revenue growth of about 12-1/2 to 13%.

         We finished last year with $2.46 billion of debt, which was about 2.7 times EBITDA. We maintained EBITDA to interest coverage with a ratio of 3.8 times. Our leverage targets are debt to EBITDA of 2.5 times and EBITDA to interest of 4 times. We should end 2002 with about $2.21 billion of debt, which would be about 2.4 times EBITDA, and our coverage should be about 4.2 times.

                           Forward-Looking Disclaimer

         Certain statements set forth above are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "on track" or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company's products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to capital that it may require, and (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.